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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14C

                 INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Check the appropriate box:

[X]     Preliminary Information Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

[ ]     Definitive Information Statement


                                    IMP, Inc
          -----------------------------------------------------------
                (Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

        [X]     No fee required

        [ ]     Fee computed on table below per Exchange Act Rules 14c-5(g) and
                0-11

        (1)     Title of each class of securities to which transaction applies:

        (2)     Aggregate number of securities to which transaction applies:

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        (4)     Proposed maximum aggregate value of transaction:

        (5)     Total fee paid:

[ ]     Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        (1)     Amount Previously Paid:

        (2)     Form, Schedule or Registration Statement No.: Schedule 14C

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        (3)     Filing Party: IMP, Inc.

        (4)     Date Filed: March 30, 2001

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                                    IMP, Inc.
                             2830 North First Street
                           San Jose, California 95134

                                                                  March 30, 2001

                              INFORMATION STATEMENT

         This Information Statement is being mailed to the stockholders of IMP, Inc., a Delaware corporation (the "Company"), commencing on or about April 19, 2001 in connection with the previous approval of the corporate action referred to below by the majority stockholder of the Company. Accordingly, all necessary corporate approvals in connection with the matters referred to herein have been obtained, and this Information Statement is furnished solely for the purpose of informing stockholders, in the manner required under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of the corporate action before it takes effect. The record date for determining stockholders entitled to receive this Information Statement has been established as the close of business on April __, 2001. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

                                  ACTION TAKEN

         On March 12, 2001, the Board of Directors of the Company approved, subject to stockholder approval, the Amended and Restated IMP, Inc. 2000 Stock Option Plan (the "Restated Plan"). Also on March 12, 2001, Teamasia Mauritius, a Mauritius corporation and the Company's majority stockholder ("Teamasia"), executed a written consent approving the Restated Plan which will take effect 20 days after the mailing of this Information Statement. As of March 12, 2001, Teamasia held 5,464,408 shares of common stock, par value $0.01 per share (the "Common Stock"), of the Company, representing approximately 61% of the outstanding Common Stock. As a result, the Restated Plan was approved by a majority of the shares of Common Stock as required by law and no further votes will be needed.

              AMENDED AND RESTATED IMP, INC. 2000 STOCK OPTION PLAN

         The IMP, Inc. 2000 Option Plan (the "Original Plan") was adopted by the Board of Directors on January 7, 2000 and approved by the Company's stockholders at the Annual Meeting of stockholders held on June 14, 2000. The Restated Plan is substantially similar to the Original Plan, provided that the number of shares of Common Stock issuable thereunder has been increased from 1,000,000 to 3,500,000. The purpose of the Restated Plan is to attract and retain the services of key individuals essential to the Company's long-term growth and success.

         The following is a summary of the principal features of the Restated Plan, together with the applicable tax and accounting implications for the Company and the participants. Any stockholder of the Company who wishes to obtain a copy of the actual plan document may do so upon written request to the Secretary of the Company at the Company's principal executive offices in San Jose, California.



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Structure

         The Restated Plan is divided into two separate components: the Discretionary Option Grant Program and the Automatic Option Grant Program. Under the Discretionary Option Grant Program, options may be issued to key employees (including officers and directors) and key consultants in the service of the Company (or its parent or subsidiary companies) who contribute to the management, growth and financial success of the Company. Under the Automatic Option Grant Program, non-employee Board members will receive a series of option grants over their period of continued service on the Board.

Administration

         The Compensation Committee of the Board of Directors administers the provisions of Discretionary Option Grant Program with respect to all officers and directors of the Company subject to the short-swing trading restrictions of the federal securities laws. With respect to all other participants, the Discretionary Option Grant Program may be administered by either the Compensation Committee or a committee of one or more Board members appointed by the Board of Directors or by the entire Board of Directors itself. Currently, the Compensation Committee administers the Discretionary Option Grant Program with respect to all participants. The Compensation Committee is referred to in this summary as the "Plan Administrator" with respect to its administrative functions under the Discretionary Option Grant Program.

         The Plan Administrator will have full authority to determine the eligible individuals who are to receive option grants, the time or times when the option grants are to be made, the number of shares of Common Stock subject to each such grant, the date or dates on which the option is to become exercisable, and the maximum term for which the option is to be outstanding. The Plan Administrator will also have the discretion to determine whether the granted option is to be an incentive stock option under the Federal tax laws or a nonstatutory option. In addition, the Plan Administrator will have full authority to accelerate the exercisability of one or more outstanding options at any time upon such terms and conditions as it deems appropriate.

         Option grants under the Automatic Option Grant Program will be made in strict compliance with the express provisions of that program, and the Plan Administrator will not have any discretionary authority with respect to those option grants.

Share Reserve

         A total of 3,500,000 shares of Common Stock have been reserved for issuance over the term of the Restated Plan. In no event may any one participant in the Restated Plan be granted stock options or separately exercisable stock appreciation rights for more than 1,000,000 shares in the aggregate.

         Should an option expire or terminate for any reason prior to exercise in full, the shares subject to the portion of the option not so exercised will be available for subsequent issuance under the Restated Plan. Shares subject to any option surrendered in accordance with the stock appreciation right provisions of the Restated Plan will not be available for subsequent issuance.



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Eligibility

         Officers and other key employees of the Company and its parent or subsidiary corporations (whether now existing or subsequently established), key consultants in the service of the Company or such parent or subsidiary corporations and non-employee Board members (other than those serving on the Compensation Committee) will be eligible to participate in the Discretionary Option Grant and Stock Issuance Programs. Non-employee Board members (including those serving on the Compensation Committee) will also participate in the Automatic Option Grant Program.

Price and Exercisability

         The exercise price of shares issued under the Discretionary Option Grant Program may not be less than 85% of the fair market value per share of Common Stock on the grant date, and no option may be outstanding for more than a 10-year term. If the granted option is intended to be an incentive stock option under the Federal tax laws, the option price must not be less than 100% of the fair market value per share of Common Stock on the grant date. Options issued under the Discretionary Option Grant Program generally become exercisable in a series of installments over the optionee's period of service with the Company.

         The option price is payable in cash or in shares of Common Stock. Outstanding options may also be exercised through a cashless exercise procedure pursuant to which a designated brokerage firm is to effect an immediate sale of the shares purchased under the option and pay over to the Company, out of the sales proceeds available on the settlement date, sufficient funds to cover the option price for the purchased shares plus all applicable withholding taxes. The Plan Administrator may also assist any optionee (including an officer) in the exercise of outstanding options under the Discretionary Option Grant Program by authorizing a loan from the Company or permitting the optionee to pay the option price in installments over a period of years. The terms and conditions of any such loan or installment payment will be established by the Plan Administrator in its sole discretion, and may include provision for forgiveness of such indebtedness in whole or in part, but in no event may the maximum credit extended to the optionee exceed the aggregate option price payable for the purchased shares (less the par value), plus any Federal and state income or employment taxes incurred in connection with the purchase.

         No optionee is to have any stockholder rights with respect to the option shares until such optionee has exercised the option, paid the option price for the purchased shares and been issued a stock certificate for those shares. Options are not assignable or transferable other than by will or the laws of inheritance following the optionee's death and, during the optionee's lifetime, the option may be exercised only by the optionee.

Valuation

         For purposes of establishing the option price and for all other valuation purposes under the Restated Plan, the fair market value per share of Common Stock on any relevant date will not be less than the closing selling price per share on such date on the Nasdaq Small Cap Market.



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On March 27, 2001, the fair market value per share of Common Stock was $0.75 on the basis of the closing selling price on that date.

Termination of Service

         All options granted under the Discretionary Option Grant Program must be exercised within twelve months (or such shorter period as the Plan Administrator may establish at the time of grant) after the optionee ceases for any reason to be in the employ or service of the Company or its parent or subsidiary corporations. The Plan Administrator will, however, have complete discretion to extend the period of time for which any option is to remain exercisable following the optionee's cessation of employment or service, but under no circumstances may an option be exercised after the specified expiration date of the option term. If the optionee's employment is terminated for misconduct or the optionee makes or attempts to make any unauthorized use of confidential information of the Company or its parent or subsidiary corporations, then any outstanding option held by the optionee will immediately terminate.

         Each option under the Discretionary Option Grant Program will be exercisable only to the extent of the number of shares for which that option is exercisable at the time of the optionee's cessation of employment or service, unless the Plan Administrator accelerates the exercisability of the option in whole, or in part. Such acceleration may be authorized at any time while the option remains outstanding, whether before or after the optionee's actual cessation of service.

Corporate Transaction

         Each outstanding option under the Discretionary Option Grant Program will become immediately exercisable for all of the shares of Common Stock subject to such option in the event of a Corporate Transaction (as defined below), unless (i) that option is assumed by the successor corporation (or its parent corporation) or replaced with a comparable option to purchase shares of stock of the successor corporation (or its parent corporation) or (ii) the acceleration of such option is precluded by other limitations imposed by the Plan Administrator at the time of grant. A Corporate Transaction includes one or more of the following transactions:

        a. a merger or acquisition in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the State of the Company's incorporation;

        b. the sale, transfer or other disposition of all or substantially all of the assets of the Company; or

        c. any reverse merger in which the Company is the surviving entity, but in which fifty percent (50%) or more of the Company's outstanding voting stock is transferred to holders different from those who held the stock immediately prior to such merger.



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         Immediately following the consummation of the Corporate Transaction, all outstanding options will terminate, except to the extent assumed by the successor corporation (or its parent company).

Stock Appreciation Rights

         At the discretion of the Plan Administrator, options may be granted with stock appreciation rights. A stock appreciation right grants the holder the right to surrender all or part of an unexercised option under the Discretionary Option Grant Program in exchange for a distribution from the Company equal in amount to the excess of (i) the fair market value (on the date of surrender) of the shares of Common Stock in which the optionee is at the time vested under the surrendered option over (ii) the aggregate option price payable for such shares. The appreciation distribution may be made, at the discretion of the Plan Administrator, either in shares of Common Stock valued at fair market value on the date of surrender, in cash or in a combination of cash and Common Stock. No surrender of an option will be effective unless it is approved by the Plan Administrator.

         One or more officers of the Company subject to the short-swing profit restrictions of the Federal securities laws may, in the Plan Administrator's discretion, be granted limited stock appreciation rights in tandem with their outstanding options under the Discretionary Grant Program. Any option with such a limited stock appreciation right in effect for at least six months will automatically be canceled upon the occurrence of a Hostile Take-Over (as defined below), and the optionee will in return be entitled to a cash distribution from the Company in an amount equal to the excess of (i) the Take-Over Price (as defined below) of the number of shares of Common Stock in which the optionee is at the time vested under the canceled option over (ii) the aggregate exercise price payable for such vested shares. Neither the Plan Administrator's approval nor the Board's consent will be required in connection with such cancellation and cash distribution.

         For purposes of such option cancellation provisions, the following definitions are in effect under the Restated Plan:

         1. HOSTILE TAKE-OVER means the acquisition by any person or related group of persons (other than the Company or its affiliates) of securities possessing more than 50% of the combined voting power of the Company's outstanding securities pursuant to a tender or exchange offer which the Board does not recommend the Company's stockholders to accept, provided at least 50% of the securities so acquired in such tender or exchange offer are obtained from holders other than the officers and directors of the Company.

         2. TAKE-OVER PRICE means the greater of (A) the fair market value of the shares subject to the canceled option, measured on the cancellation date in accordance with the valuation provisions of the Restated Plan described above or
(B) the highest reported price per share paid in effecting the Hostile
Take-Over.

         The acceleration of options in the event of a Corporate Transaction and the cash-out of options upon a Hostile Take-Over may be seen as anti-takeover provisions and may have the



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effect of discouraging a merger proposal, takeover attempt or other effort to gain control of the Company.

Cancellation and New Grant of Options

         The Plan Administrator has the authority to effect, at any time and from time to time, with the consent of the affected optionees, the cancellation of any or all options outstanding under the Discretionary Option Grant Program and to grant in substitution therefor new options covering the same or different numbers of shares of Common Stock but having an exercise price per share not less than 85% of the fair market value per share of Common Stock on the new grant date (or 100% of fair market value if the new option is to be an incentive stock option).

Automatic Option Grant Program

         Under the Automatic Option Grant Program, option grants will be made to current or future non-employee Board members. Each option grant under the Automatic Option Grant Program is subject to the following terms and conditions:

         - The option price per share will be equal to 100% of the fair market value per share of Common Stock on the automatic grant date, and each option is to have a maximum term of ten years measured from the grant date.

         - Each automatic option grant will become exercisable for the option shares six months after the grant date, provided the optionee continues as a member of the Board.

         - Shares purchased under the automatic option grant will be subject to repurchase by the Company, at the option price paid per share, in the event the optionee should cease to be a Board member prior to vesting in those shares. The option shares will vest in a series of over the optionee's period of Board service as follows: 25% of the option shares will vest upon optionee's completion of one year of Board service measured from the automatic grant date, and the balance of the option shares will vest in a series of 36 successive equal monthly installments upon the optionee's completion of each month of Board service thereafter. Full and immediate vesting of the option shares will occur upon the optionee's death or disability while a Board member.

         - Each automatic option will remain exercisable for a six-month period following the optionee's termination of service as a Board member for any reason other than death. Should the optionee die while serving as a Board member or during the six-month period following his or her cessation of Board service, then such option will remain exercisable for a 12-month period following such optionee's death and may be exercised by the personal representatives of the optionee's estate or the person to whom the grant is transferred by the optionee's will or the laws of inheritance. In no event, however, may the option be exercised after the expiration date of the option term. During the applicable exercise period, the option may not be exercised for



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                  more than the number of shares (if any) in which the optionee is vested at the time of his or her cessation of Board service.

         - The option will become immediately exercisable for all of the shares of Common Stock at the time subject to such option in the event of a Corporate Transaction. Immediately following the consummation of the Corporate Transaction, the option will terminate, except to the extent assumed by the successor corporation (or its parent company).

         - The option will become immediately exercisable for all of the shares of Common Stock at the time subject to such option in the event of a Change in Control. A Change in Control will be deemed to occur under the Restated Plan in the event (a) any person or related group of persons (other than the Company or any affiliate) acquires beneficial ownership of securities possessing more than 50% of the combined voting power of the Company's outstanding securities pursuant to a tender or exchange offer which the Board does not recommend the Company's stockholders to accept or (b) there is a change in the composition of the Board over a period of 24 consecutive months or less such that a majority of the Board members cease, by reason of one or more proxy contests for the election of Board members, to be comprised of individuals who are either (i) Board members who have served continuously during such period (continuing Board members) or (ii) Board members who were elected or nominated during such period by continuing Board members.

         - Each automatic option in effect for at least six months will automatically be canceled upon the occurrence of a Hostile Take-Over, and the optionee will in return be entitled to a cash distribution from the Company in an amount equal to the excess of (A) the Take-Over Price of the shares of Common Stock at the time subject to the canceled option (whether or not the option is otherwise at the time exercisable for such shares) over (B) the aggregate exercise price payable for such shares.

         - No automatic option will be granted if the Board member receives an automatic grant under another of the Company's option plans.

         - The remaining terms and conditions of the option grants under the Automatic Option Grant Program will in general conform to the terms described above for option grants made under the Discretionary Option Grant Program and will be incorporated into the option agreement evidencing the automatic grant.

Excess Grants

         The Restated Plan permits the grant of options to purchase shares of Common Stock in excess of the number of shares then available for issuance under the Restated Plan. Any option so granted cannot be exercised prior to stockholder approval of an amendment increasing the number of shares available for issuance under the Restated Plan.

Changes in Capitalization



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         In the event any change is made to the Common Stock issuable under the
Restated Plan by reason of (a) a Corporate Transaction or (b) any stock split, stock dividend, combination of shares, recapitalization or other similar change in the corporate structure of the Company effected without receipt of consideration, then unless such change results in the termination of all outstanding options pursuant to the Corporate Transaction provisions of the Restated Plan, appropriate adjustments will be made to (i) the maximum number and/or class of securities available for issuance under the Restated Plan, (ii) the maximum number and class of securities for which any one participant may be granted stock options and separately exercisable stock appreciation rights under the Restated Plan, (iii) the number and/or class of securities and price per share in effect under each outstanding option under the Discretionary Option Grant Program, (iv) the number and/or class of securities per non-employee Board member for which automatic option grants are subsequently to be made under the Automatic Option Grant Program, and (v) the number and/or class of securities and price per share of the Common Stock in effect under each automatic grant outstanding under the Automatic Option Grant Program. The purpose of such adjustments to the outstanding options is to preclude the enlargement or dilution of rights and benefits under such options.

Stock Option Grants in 1999

         No stock options were granted to the Named Executive Officers (as defined below) in fiscal 1999.

Amendment and Termination of the Restated Plan

         The Board may amend or modify the Restated Plan in any or all respects whatsoever. However, the Board will not, without stockholder approval; increase the maximum number of shares available for issuance under the Restated Plan except in the event of certain changes to the Company's capitalization, and certain other amendments may require stockholder approval pursuant to applicable laws or regulations.

         The Board may terminate the Restated Plan at any time, but in all events the Restated Plan will terminate upon the earlier of March 12, 2011 or the date all shares available for issuance under the Restated Plan are issued or canceled pursuant to the exercise or surrender of options granted under the Restated Plan. Any options outstanding at the time of the termination of the Restated Plan will remain in force in accordance with the provisions of the instruments evidencing such grants.

Federal Income Tax Consequences

         Options granted under the Restated Plan may be either incentive stock options which satisfy the requirements of Section 422 of the Internal Revenue Code or non-statutory options which are not intended to meet such requirements. The Federal income tax treatment for the two types of options differs as follows:



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         Incentive Options. No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is generally recognized at the time the option is exercised. The optionee will, however, recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of a taxable disposition. For Federal tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying. A qualifying disposition occurs if the sale or other disposition is made after the optionee has held the shares for more than two years after the option grant date and more than one year after the exercise date. If either of these two holding periods is not satisfied, then a disqualifying disposition will result.

         If the optionee makes a disqualifying disposition of the purchased shares, then the Company will be entitled to an income tax deduction for the taxable year in which such disposition occurs, equal to the excess of (i) the fair market value of such shares on the option exercise date over (ii) the exercise price paid for the shares. In no other instance will the Company be allowed a deduction with respect to the optionee's disposition of the purchased shares.

         Non-Statutory Options. No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.

         If the shares acquired upon exercise of the non-statutory option are unvested and subject to repurchase by the Company in the event of the optionee's termination of service prior to vesting in those shares, then the optionee will not recognize any taxable income at the time of exercise but will have to report as ordinary income, as and when the Company's repurchase right lapses, an amount equal to the excess of (i) the fair market value of the shares on the date the repurchase right lapses over (ii) the exercise price paid for the shares. The optionee may, however, elect under Section 83(b) of the Internal Revenue Code to include as ordinary income in the year of exercise of the option an amount equal to the excess of (i) the fair market value of the purchased shares on the exercise date over (ii) the exercise price paid for such shares. If the Section 83(b) election is made, the optionee will not recognize any additional income as and when the repurchase right lapses.

         The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for the taxable year of the Company in which such ordinary income is recognized by the optionee.

Stock Appreciation Rights

         An optionee who is granted a stock appreciation right will recognize ordinary income in the year of exercise equal to the amount of the appreciation distribution. The Company will be entitled to an income tax deduction equal to such distribution for the taxable year in which the ordinary income is recognized by the optionee.



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Deductibility of Executive Compensation

         The Company anticipates that any compensation deemed paid by it in connection with disqualifying dispositions of incentive stock option shares or exercises of non-statutory options granted with exercise prices equal to the fair market value of the shares on the grant date will qualify as performance-based compensation for purposes of Internal Revenue Code Section 162(m) and will not have to be taken into account for purposes of the $1.0 million limitation per covered individual on the deductibility of the compensation paid to certain executive officers of the Company.

Accounting Treatment

         Option grants or stock issuances with exercise or issue prices less than the fair market value of the shares on the grant or issue date will result in a deferred compensation expense equal to the difference between the exercise or issue price and the fair market value of the shares on the grant or issue date. Such expense will be recognized by the Company over the vesting period of the options. Option grants or stock issuances at or above 100% of fair market value will not result in any charge to the Company's earnings, but the Company must disclose, on a pro-forma basis in the Notes to the Company's financial statements, the impact those options would have upon the Company's reported earnings were the value of those options determined using a fair-value method. The number of outstanding options may be a factor in determining the Company's earnings per share on a fully-diluted basis.

         Should one or more optionees be granted stock appreciation rights which have no conditions upon exercisability other than a service or employment requirement, then such rights may be recognized as a compensation expense.

                              NO DISSENTERS RIGHTS

         The corporate action described in this Information Statement will not afford to stockholders the opportunity to dissent from the action described herein or to receive an agreed or judicially appraised value for their shares of Common Stock.

                           INTEREST OF CERTAIN PERSONS

         The non-employee directors and executive officers of the Company may be deemed to have a substantial interest in the approval of the Restated Plan because they may be granted options to purchase shares of Common Stock pursuant to the provisions of the Restated Plan. Non-employee directors will receive formula grants pursuant to the Restated Plan's Automatic Option Grant Program.

                     STOCKHOLDER APPROVAL PREVIOUSLY GRANTED

         As of March 12, 2001, the Company had approximately 8,953,706 issued and outstanding shares of Common Stock, each of which is entitled to one vote on any matter brought to a vote of the Company's stockholders. Teamasia owns 5,464,408 shares of Common Stock. Teamasia's



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share ownership represents approximately 61% of all issued and outstanding shares of the Company's voting stock. By written consent in lieu of a meeting, dated March 12, 2001, Teamasia approved the adoption of the Restated Plan. Such action by written consent is sufficient to satisfy the requirements for approval of the Restated Plan under the Delaware General Corporation Law. Accordingly, the stockholders will not be asked to take further action on this corporate action at any future meeting. However, since stockholder approval was obtained by written consent rather than at a stockholders' meeting the Exchange Act will not permit the action to become effective until the expiration of 20 calendar days from the date hereof, which is the date this Information Statement is being mailed to stockholders. Upon expiration of such 20-day period, the actions will become effective automatically.

         Between October 8, 1999 and June 15, 2000, Teamasia and its affiliates purchased an aggregate of 5,464,408 shares of Common Stock from the Company pursuant to the provisions of (a) the Stock Purchase Agreement, dated as of October 8, 1999, by and between the Company and Teamasia Semiconductors (India) Ltd. and (b) the Phase 2 Stock Purchase Agreement, dated as of December 15, 1999 (the "December Stock Purchase Agreement"), by and between the Company and Teamasia Semiconductors PTE Ltd. The December Stock Purchase Agreement was approved by the stockholders of the Company at the Company's Annual Meeting of Stockholders on June 14, 2000. For more information regarding Teamasia's acquisition of Common Stock, please see the Statement on Schedule 13D filed by Teamasia with the Securities and Exchange Commission.

           SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information known to the Company regarding the ownership of the Common Stock as April __, 2001 for (a) each director, (b) all persons who are beneficial owners of five percent or more of the Common Stock, (c) the Company's Chief Executive Officer and the four other most highly-compensated executive officers of the Company for services rendered in all capacities to the Company and its subsidiaries for each of the last three years (the "Named Executive Officers") and (d) all current directors and officers as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares of Common Stock beneficially owned, subject to community property laws, where applicable.

                                                                   Percent of Total
          Name                       Number of Shares              Shares Outstanding(1)
----------------------------------------------------------------------------------------
Teamasia Mauritius(2)                5,464,408                     61.0%
James Phillips Ferguson(3)                                         *
Barry Wiley                                                        *
David A. Laws(4)                                                   *
Jerry DaBell(5)                                                    *
Moiz Khambaty                                                      *
Subba Rao Pinamaneni(6)              5,464,408                     61.0
Keith Jackson                        0                             *
A.S. Thiyaga Rajan                   0                             *
Sugriva Reddy(7)                     5,464,408                     61.0
Marcus P.S. Thompson(8)              5,464,408                     61.0

(1) Percentage of beneficial ownership is calculated assuming 8,953,706 shares of Common Stock were outstanding on March 12, 2001. This percentage may include Common Stock which such individual or entity has the right to acquire beneficial ownership of within 60 days of March 12, 2001 including but not limited to the exercise of an option, provided, however, that such shares are not deemed outstanding for the purpose of computing the percentage ownership owned by any other person. Such calculation is required by General Rule 13d-3(d)(10)(i) under the Securities Exchange Act of 1934.

(2) The address of Teamasia Mauritius is #6-3-1090 B/3, Munawar Chambers, 3rd Floor, Raj Bhavan Road, Somajiguda, Hyderabad 500 082 India.

(3) As of September 1999, Mr. Ferguson is no longer a director or officer of the Company. Share beneficially owned by Mr. Ferguson are in the name of the Ferguson Family Trust.

(4) As of April 1999, Mr. Laws is no longer an officer of the Company. Shares beneficially owned by Mr. Laws are in the name of the Laws Family Trust.

(5) As of March 2000, Mr. DaBell is no longer an officer of the Company. Shares beneficially owned by Mr. DaBell are in the name of Jerry and Christy DaBell.

(6) Mr. Pinamaneni is a Managing Director and stockholder of Teamasia Mauritius. Mr. Pinamaneni disclaims beneficial ownership of the Company's Common Stock owned by Teamasia Mauritius (except to the extent of his beneficial ownership therein).

(7) Mr. Reddy is a Vice President of Teamasia Mauritius. Mr. Reddy disclaims beneficial ownership of the Company's Common Stock owned by Teamasia Mauritius (except to the extent of his beneficial ownership therein).

(8)      Mr. Thompson is the Chief Investment Officer of HSBC Private Equity
         (Asia) Limited, an affiliate of Teamasia Mauritius. Mr. Thompson disclaims beneficial ownership of the Company's Common Stock owned by Teamasia Mauritius (except to the extent of his beneficial ownership therein).

                 EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Committee Report

         It is the duty of the Compensation Committee of the Company's Board of Directors to set the base salary of executive officers and to administer the Option Plan and the Employee Stock Purchase Plan (the "Purchase Plan") under which grants may be made to such officers and other key employees. In addition, the Compensation Committee approves the individual bonus programs for executive officers each fiscal year and the base salaries of the Company's executive officers.

         General Compensation Policy. Each executive officer's compensation package is comprised of three elements: (i) base salary which reflects individual performance and Company performance and is designed generally to be competitive with salary levels in the industry, (ii) annual bonus awards payable in cash and tied to the Company's achievement of performance goals, and (iii) long-term stock-based incentive awards which strengthen the mutuality of interests between the executive officers and the Company's stockholders.

         Factors. The primary factors which were considered in establishing the components of each executive officer's compensation package for the 1999 fiscal year are summarized below. The Committee may in its discretion apply entirely different factors, particularly different measures of financial performance, in setting executive compensation for future fiscal years.

         Base Salary. The base salary for each executive officer is set on the basis of personal performance, the salary levels in effect for comparable positions with the Company's principal competitors, and internal comparability standards, however, the Committee does not take into account any specific salary surveys in setting the base salary levels for the Company's executive officers. The Committee believes that the Company's most direct competitors for executive talent are not necessarily all of the companies that the Company would use in a comparison for stockholder returns. Therefore, the compensation comparison group is not necessarily the same as the industry group index in the Performance Graph below.

         Annual Incentive Compensation. Targeted annual bonuses, set as a targeted percentage of salary based on position, are earned by each executive officer on the basis of the Company's achievement of certain sales and profitability goals established by the Committee at the start of the fiscal year. Actual awards are subject to decrease or increase on the basis of the Company's performance and at the discretion of the Chief Executive Officer. FOR FISCAL YEAR 1999, THE COMPENSATION COMMITTEE ESTABLISHED THE FOLLOWING PERFORMANCE GOALS: (i) SALES MUST EXCEED $50 MILLION, (ii) SALES AND EARNINGS MUST INCREASE EACH FISCAL QUARTER AND (iii) THE COMPANY MUST REPORT A NET PROFIT IN THE FOURTH QUARTER. UPON SUCCESSFUL COMPLETION OF EACH OF THESE GOALS, THE COMPANY WOULD PAY EACH EXECUTIVE OFFICER A BONUS EQUAL TO 25% OF HIS OR HER BASE SALARY. These goals were not met, and accordingly, the Company's executive officers were not paid bonuses under the Company's annual incentive bonus program for fiscal year 1999. See the "Summary Compensation Table" for a description of how certain executive officers were paid additional compensation other than through the annual incentive bonus program.

         Long-Term Incentive Compensation. The Committee periodically approves grants of stock options under the Option Plan to the Company's executive officers. The grants are designed to align the interests of each executive officer with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Each grant generally allows the officer to acquire shares of Common Stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to 10 years), thus providing a return to the executive officer only if the market price of the shares appreciates over the option term. During the 1993 fiscal year, the Committee approved an evergreen program under the Option Plan designed to provide for the annual grant of options to ensure that top performing employees, including executive officers, have a significant equity stake in the Company. The program takes into account the individual's option holdings, as well as direct stock holdings, at the time annual awards are made. The size of the option grant to each executive officer, generally is set to achieve a potential percentage ownership stake in the Company that the Committee deems appropriate in order to create a meaningful opportunity for stock ownership based upon the individual's current position with the Company, but also takes into account the individual's potential for future responsibility and promotion over the option term and the individual's personal performance in recent periods. Each such factor is given equal weight. There were no option grants to executive officers in fiscal 1999.

         CEO Compensation. James Philips Ferguson, former President and Chief Executive Officer, received a base salary of $190,000 per year with a potential bonus of 40% of such base salary if certain sales and earnings goals of the Company were met. These goals were not met, and accordingly, Mr. Ferguson was not paid an incentive bonus for fiscal year 1999.

         No member of the Compensation Committee is a former or current officer or employee of the Company or any of its subsidiaries except as follows: Mr. Grinfas was a co-founder of the Company and served as Senior Vice President for the Company, managing the Business Development Group, until December 1984. At that time he became Senior Vice President, Engineering, a position he held until May 1986, when he became Vice President, Business Development and Sales Director of Southern Europe of IMP Europe Limited, at the time a subsidiary of the Company. Mr. Grinfas ceased working for IMP Europe Limited in December 1988. He also served as Chief Executive Officer and President of the Company from August 1999 until January 2000.

         Compliance With Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers to the extent that compensation exceeds $1.0 million per covered officer in any fiscal year. The limitation applies only to compensation which is not considered to be performance-based. Non-performance based compensation paid to the Company's executive officers for the 1999 fiscal year did not exceed the $1.0 million limit per officer, and the Committee does not anticipate that the non-performance based compensation to be paid to the Company's executive officers for fiscal 2000 will exceed that limit. The Company's Option Plan has been structured so that any compensation deemed paid in connection with the exercise of option grants made under that plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation which will not be subject to the $1.0 million limitation. Because it is unlikely that the cash compensation payable to any of the Company's executive officers in the foreseeable future will approach the $1.0 million limit, the Committee has decided at this time not to take any action to limit or restructure the elements of cash compensation payable to the Company's executive officers. The Committee will reconsider this decision should the individual cash compensation of any executive officer ever approach the $1.0 million level.

                                       Compensation Committee

                                       Zvi Grinfas
                                       Peter D. Olson
                                       Bernard V. Vonderschmitt

         Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings in whole or in part, the foregoing report and the Performance Graph which follows shall not be deemed to be incorporated by reference into any such filings.

Summary Compensation Table

         The following table provides certain summary information concerning the compensation earned by the Named Executive Officers.

                                                                      Long Term
                                                                      Securities                           Other
          Name and Position               Year        Salary(1)    Underlying Bonus   Other Options   Compensation(2)
-------------------------------------- ----------- -------------- ------------------- -------------- ------------------
James Philips Ferguson, Former            1999          $200,008                  --             --             $9,240
President and Chief Executive Officer     1998           140,460                  --         25,000              7,980
                                          1997                --                  --             --                 --

Barry Wiley, Former Vice President,       1999           168,785                  --             --              5,148
Sales and Marketing                       1998           110,779                  --         12,000              4,132
                                          1997                --                  --             --                 --

David A. Laws, Former Chairman of         1999           156,094                  --             --              7,300
the Board                                 1998           178,208            $250,000             --              3,600
                                          1997           185,985              40,000         24,584              7,600

Jerry DaBell, Former Senior Vice          1999           153,037                  --             --              5,797
President, Design Engineering             1998           149,866                  --          6,500              5,989
                                          1997           134,376              22,913             --              6,519

Moiz Khambaty, Vice President,            1999           146,480                  --             --              9,192
Technology                                1998           146,449                  --          7,000              8,616
                                          1997           133,225              21,000             --             10,777

(1) Salary includes amounts deferred pursuant to the Company's 401(k) plan. The amounts shown under the Bonus column include cash bonuses earned for the indicated fiscal years.

(2) Includes the premium paid on behalf of each executive officer for supplemental life insurance plus any other amount as indicated for each individual.

Stock Option Grants in Fiscal 1999

         No stock options were granted to the Named Executive Officers in fiscal 1999.

Option Exercises and Holdings

         The table below sets forth information concerning the exercise of stock options during the 1999 fiscal year by the Named Executive Officers and the unexercised options held as of the end of the 1999 fiscal year by such individuals. For purposes of the latter calculation, the fiscal-year end market value of the shares is deemed to be $3.31, the closing sale price of the Common Stock as reported on the National Association of Securities Dealers Automated Quotation System on Friday, March 29, 1999. No stock appreciation rights were exercised by the Named Executive Officers during the 1999 fiscal year, and no stock appreciation rights were held by those individuals as of the end of such fiscal year.

                                                                                              Value of Unexercised
                                                                  Number of Options at       In-the-Money Options at
                               Number of Shares                   fiscal 1999 year end        fiscal 1999 year end
                                  Acquired on        Value     --------------------------- ----------------------------
        Name                       Exercise        Realized    Exercisable  Unexercisable  Exercisable   Unexercisable
--------------------------     ----------------  -----------   -----------  -------------  -----------   --------------
James Philips Ferguson                --              --             9,999         15,001        33,112        $49,683
Barry Wiley                           --              --             4,602          7,398        15,242         24,502
David A. Laws                         --              --            29,688            312        98,327          1,033
Jerry DaBell                          --              --             4,664          6,336        15,442         20,985
Moiz Khambaty                         --              --             4,040          5,960        13,380         19,740

Stock Performance Graph

         The graph depicted below shows the Company's stock price as an index for a five-year period, assuming $100 invested on March 31, 1994 and the reinvestment of dividends. Also depicted are the composite prices of companies listed on the Nasdaq National Market Index and the Nasdaq Index of Electronic Equipment Manufacturers, comprised of companies primarily engaged in the manufacture of electronic components and accessories, also assuming $100 invested on March 31, 1994. This information has been provided to the Company by Media General Financial Services.





                               [PERFORMANCE GRAPH]





                                               March 31,   March 31,   March 31,   March 31,   March 29,   March 31,
                                               1994        1995        1996        1997        1998        1999
                                               ---------   ---------   ---------   ---------   ---------   ---------
IMP, Inc.                                      $100        $100        $400        $118        $84         $72
Nasdaq                                          100         111         151         168        258         382
Nasdaq Electronic Equipment
Manufacturers
                                                100         131         172         302        345         506

         This Section is not "Soliciting Material," is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934.

         Pursuant to the requirements of the Exchange Act, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto authorized.

                                       IMP, Inc.



                                       By:   /s/ Sugriva Reddy
                                          --------------------------------------
                                       Name:  Sugriva Reddy
                                       Title:  Chief Executive Officer